Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES ADJUSTMENT TO PURCHASE PRICE
FOR ITS CASH TENDER OFFER

AUSTIN, TEXAS, (June 3, 2016) — Forestar Group Inc. (the “Company” or “Forestar”) (NYSE: FOR) today announced that it and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA” and, together with the Company, the “Offerors”), have amended the terms (the “Amendment”) of its previously announced cash tender offer (as amended, the “Tender Offer”). The Amendment (i) eliminates the early tender premium and the early tender deadline and (ii) increases the purchase price per $1,000 principal amount of tendered notes through the expiration date for Forestar USA’s 8.500% Senior Secured Notes due 2022 (the “Outstanding Notes”) to $1,135.00, plus accrued and unpaid interest (the “Purchase Price”), from total tender consideration of $1,095.00 (including the early tender premium), plus accrued and unpaid interest.

As previously announced, the Tender Offer will expire at midnight, New York City time, on June 20, 2016 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated. The Amendment does not impact the Expiration Date. Holders of Outstanding Notes who validly tender and do not withdraw their notes prior to the Expiration Date (including holders who have previously tendered Outstanding Notes), and whose notes are accepted for purchase, will receive the Purchase Price. Tenders of Outstanding Notes may be withdrawn and consents may be revoked at any time prior to the Expiration Date. All other terms of the Tender Offer, as previously announced, remain unchanged.

The following table summarizes terms material to the determination of the consideration to be received in the Tender Offer:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Purchase Price (1)

8.500% Senior Secured Notes due 2022	346234AB3	$219,990,000	$1,135.00

8.500% Senior Secured Notes due 2022	U34552AB2	$820,000	$1,135.00

(1)         Per $1,000.00 principal amount of notes validly tendered and accepted for purchase, plus accrued and unpaid interest.

Holders may still validly tender their Outstanding Notes prior to the Expiration Date. For more information regarding the Tender Offer and related consent solicitation, see the Offer to Purchase and Consent Solicitation Statement, dated May 23, 2016, and a related Consent and Letter of Transmittal, as amended by the terms described herein. Holders of Outstanding Notes are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Tender Offer.

In addition to the Purchase Price, holders whose Outstanding Notes are accepted in the Tender Offer will receive accrued and unpaid interest from and including the most recent interest payment date (June 1, 2016), and up to, but excluding, the applicable settlement date.

The Tender Offer and consent solicitation is contingent upon the satisfaction of certain customary conditions. If any of the conditions are not satisfied, the Offerors are not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes and may terminate the Tender Offer and consent solicitation.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Jefferies LLC is acting as Dealer Manager for the Tender Offer and Solicitation Agent for the consent solicitation. Questions regarding the Tender Offer and consent solicitation may be directed to Jefferies at (888) 708-5831 (toll free) or (203) 363-8273 (collect). Requests for documents relating to the Tender Offer and consent solicitation may be directed to Ipreo LLC, the Information Agent, at (888) 593-9546 or (212) 849-3880 (banks and brokers).

Forestar is a residential and mixed-use real estate development company. The Company owns directly or through ventures interests in 57 residential and mixed-use projects comprised of 7,000 acres of real estate located in 11 states and 15 markets. The Company also owns approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. The Company has water interests in 1.5 million acres which include a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and 20,000 acres of groundwater leases in central Texas. The Company’s non-core assets include 87,000 acres of timberland and undeveloped land, and commercial and income producing properties, which consist of three multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources.

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. Forestar notes that a variety of factors and uncertainties could cause its actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to the Company and that Forestar may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of its businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the Company’s control. Except as required by law, Forestar expressly disclaims any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

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